EXHIBIT 99.2

Friday January 28, 6:00 pm Eastern Time

Company Press Release

SOURCE: RSL Communications, Ltd.

RSL Communications, Ltd. Announces Launch of $100 Million Convertible Preferred Share Offering and $200 Million High Yield Debt Offering

HAMILTON, Bermuda, Jan. 28 /PRNewswire/ -- RSL Communications, Ltd. (Nasdaq:
RSLC - news) today announced that it has launched an offering of $100 million aggregate liquidation preference of cumulative convertible preferred shares. The preferred shares will be convertible into the Class A common shares of RSL Communications and will accrue dividends at a rate to be determined. The offering is expected to close by the end of February 2000. The preferred shares have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Concurrent with the preferred share offering, RSL Communications PLC, a wholly-owned subsidiary of RSL Communications, is making an offering of approximately $200 million (100 million U.S. dollars and 100 million Euros) principal amount of Senior Notes due 2010, bearing interest at a rate to be determined. The Senior Notes issue will be guaranteed by RSL Communications, Ltd. The debt offering is expected to close by the end of February 2000 but is conditioned upon the closing of the preferred share offering. The closing of the preferred share offering is not conditioned on the closing of the debt offering. These Senior Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

RSL Communications, Ltd., is a global integrated communications provider with operations on five continents in 22 countries that account for 75 percent of the world's telecommunications traffic. The company provides a broad array of voice, data, Internet and other value added services for businesses, consumers and other carriers worldwide. deltathree.com (Nasdaq: DDDC - news), a subsidiary of the company, is a global provider of IP telephony services and other enhanced, web-based communications services to individuals and businesses worldwide with 45 points of presence in 29 countries. RSL COM is headquartered in Hamilton, Bermuda with executive offices in New York City. The web address is http://www.rslcom.com .

CONTACT: Jim Magrone of RSL Communications, Ltd., 212-891-7442, Fax, 212-317-0060, jmagrone@rslcom.com.